Exhibit 8.1
                                                                     -----------

                                                     June 30, 2006

Countrywide Securities Corporation
4500 Park Granada
Calabasas, California 91302

CWHEQ, Inc.
4500 Park Granada
Calabasas, California 91302

JPMorgan Chase Bank, N.A.
4 New York Plaza, 6th Floor
New York, New York 10014

Financial Security Assurance, Inc.
31 West 52nd Street
New York, New York 10019

         Re:  CWHEQ Revolving Home Equity Loan Trust, Series 2006-F
         Revolving Home Equity Loan Asset Backed Offered Notes, Series 2006-F
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Ladies and Gentlemen:

     We have acted as special counsel for CWHEQ, Inc., a Delaware corporation ("CWHEQ"), in connection with the issuance of interests in the Revolving Home Equity Loan Trust of the above-reference Series (the "Securities"). The Class 1-A Offered Notes and the Class 2-A-1A Offered Notes are referred to herein as the "Offered Notes."

     The Securities represent the entire beneficial ownership interest in a trust (the "Trust") created pursuant to a Trust Agreement dated as of June 27, 2006 (the "Trust Agreement") by and among CWHEQ, as depositor, and Wilmington Trust Company, as owner trustee. The assets of the Trust will consist primarily of a pool of adjustable rate home equity revolving credit line loans made or to be made in the future (the "Mortgage Loans") under certain home equity revolving credit line loan agreements. The Mortgage Loans are secured by second deeds of trust or mortgages primarily on one- to four-family residential properties. Capitalized terms not otherwise defined in this opinion letter have the meanings given to them in the Sale and Servicing Agreement, dated as of June 30, 2006 (the "Sale and Servicing Agreement"), among CWHEQ, as depositor, Countrywide Home Loans, Inc. ("CHL"), as sponsor and master servicer, the Trust, and JPMorgan Chase Bank, N.A., as indenture trustee (the "Indenture Trustee") and the Indenture, dated as of June 30, 2006, between the Trust and the Indenture Trustee.

     In arriving at the opinions expressed below, we have examined such documents and records as we have deemed appropriate, including the following:

      (i) Signed copy of the Registration Statement on Form S-3 (File No. 333-132375) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act") (such registration statement declared effective by the Commission on April 14, 2006 is referred to herein as the "Registration Statement").


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     (ii)   The Prospectus, dated April 14, 2006 (the "Basic Prospectus"), as supplemented by the Prospectus Supplement, dated June 29, 2006 (the "Prospectus Supplement"), in the form filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Basic Prospectus, as supplemented by the Prospectus Supplement, the "Prospectus").

     (iii) Signed copy of the Sale and Servicing Agreement, the Indenture, and the Trust Agreement.

     (iv) Signed copy of the Underwriting Agreement dated June 29, 2006 between CWHEQ and Countrywide Securities Corporation (the "Underwriting Agreement") relating to the Offered Notes.

     (v) Specimen certificate of each Class of Securities (together with the Registration Statement, the Prospectus, the Sale and Servicing Agreement, the Indenture, the Trust Agreement and the Underwriting Agreement, the "Documents").

     In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Documents other than those contained in the Documents. Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with their terms, including all tax reporting requirements contained in the Documents. Our opinions are also based on the assumption that the transaction contemplated by the Documents is not part of another transaction or another series of transactions that would require the Trust, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of section 6011, 6111, or 6112 of the Internal Revenue Code of 1986, as amended (the "Code").

     As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of responsible officers and other representatives of CWHEQ and of public officials and agencies. We have, for purposes of rendering the opinions, also relied on certain factual, numerical, and statistical information which is based on the assumptions used in pricing the Offered Notes.



*                 *                 *                *

     To ensure our compliance with certain Treasury regulations, we hereby inform you that (i) this opinion was written to support the promotion and marketing by others of the transactions addressed herein, (ii) this opinion was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties and (iii) each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

*                 *                 *                *

     Based upon the foregoing, we are of the opinion that: (i) each REMIC described in the Trust Agreement will qualify as a real estate mortgage investment conduit within the meaning of Section 860D of the Code, (ii) the Offered Notes and the Class C Certificates will represent


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regular interests in the Master REMIC and (iii) the interests of the holders of the Offered Notes with respect to Basis Risk Carryforward will represent, for federal income tax purposes, contractual rights coupled with REMIC regular interests within the meaning of Treasury regulations ss.1.860G-2(i).

     The opinions in this opinion letter are based on the current provisions of the Code and the Treasury regulations issued or proposed thereunder, Revenue Rulings and other published releases of the Internal Revenue Service, and current case law, any of which can change at any time. Any such changes could apply retroactively and modify the legal conclusions on which our opinions are based. The opinions in this opinion letter are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the corporate documents or the effect of such transactions on CHL or any member of CHL's consolidated tax group.

     We do not express any opinion on any laws other than the federal income tax laws of the United States. This opinion is rendered as of today and we undertake no obligation to update this opinion or advise you of any changes if there is any change in legal authorities, facts, assumptions, or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties, or assumptions on which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated in this opinion letter. This opinion may not be relied on for any other purpose, or relied on by any other person, firm, or corporation for any purpose, without our prior written consent.

                                                     Very truly yours,


                                               /s/ SIDLEY AUSTIN LLP